                                                                  EXHIBIT 10.33



                              EMPLOYMENT AGREEMENT


                  THIS AGREEMENT ("Agreement") is made and entered into as of this 7th day of January 1999, by and between Robert D. Wolff, an individual resident of the State of Utah ("Employee"), and MidWest Railroad Construction and Maintenance Corporation of Wyoming ("Employer"), a wholly owned subsidiary of RailWorks Corporation ("RailWorks"), a Delaware corporation, and RailWorks.

                              W I T N E S S E T H

                  WHEREAS, pursuant to an acquisition that became effective on the date of this Agreement (the "Acquisition"), Employer became a wholly owned subsidiary of RailWorks;

                  WHEREAS, as a condition to the Acquisition, Employee agreed to enter into this Agreement; and

                  WHEREAS, Employer and RailWorks each desires to employ Employee, and Employee desires to be employed by each of Employer and RailWorks, on the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                  Section 1.        Employment.

                  Subject to the terms hereof, Employer hereby employs Employee, and Employee hereby accepts such employment as his primary employment. Employee will serve as Chief Executive Officer of Employer or in such other capacity as the Board of Directors of Employer and Employee shall agree from time to time and will have duties and responsibilities customarily assigned to a person with such title within Employer's industry. Although Employee's primary employment responsibilities are with Employer, Employee will also serve as Vice-President - Western Track Construction and Maintenance for RailWorks and will coordinate, develop and expand RailWorks' track contracting operations west of the Mississippi River and perform such other duties as the Board of Directors of RailWorks may hereafter from time to time determine. From time-to-time, Employee may, at the request of the Board of Directors of RailWorks, perform services for certain other subsidiaries of RailWorks. Employee agrees to devote his full business time and best efforts to the performance of the duties that Employer or RailWorks may assign Employee from time to time.

                  Section 2.        Term of Employment.

                  2.1 The term of Employee's employment hereunder (the "Initial Term") shall be from the date hereof until the earlier of (a) the third anniversary of the date of this Agreement or (b) the occurrence of any of the following events:

                           (i)      The death or total disability of Employee
(total disability meaning the failure to fully perform his normal required services hereunder for a period of six (6) consecutive months during any consecutive twelve (12) month period during the term hereof, as determined by an independent medical doctor jointly chosen by the Employee and the Employer), by reason of mental or physical disability; or

                           (ii)     The termination by Employer of Employee's
employment hereunder, upon seven (7) days prior written notice to Employee, which termination may be for (A) for "Cause", as determined by the Board of Directors of Employer in accordance with the terms hereof or, (B) subject to
Section 2.4, for any reason other than Cause or no reason at all. For purposes of this Agreement, "Cause" for termination of Employee's employment shall exist
(V) if Employee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement, (W) if Employee has engaged in a dishonest act to the material damage or prejudice of Employer or RailWorks or its subsidiaries, or in conduct or activities materially damaging to the property, business, or reputation of Employer or RailWorks or its subsidiaries, (X) if Employee violates any of the provisions contained in
Section 4 of this Agreement, after receiving written notice from Employer specifically outlining the alleged violations by the Employee of Section 4 hereof and either (1) the Employee fails to stop the alleged behavior which is claimed to be such a breach within thirty (30) days of receipt by the Employer of such written notice or (2) the Employee prevails in binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association, which arbitration is commenced by the Employee within thirty (30) days of receipt by the Employer of such notice in accordance with the provision of Section 4.5 hereof; or (Y) Employee willfully breaches or habitually neglects the duties he is required to perform hereunder, or (Z) or Employee performs such duties in a negligent manner, provided that Employee has received written notice from Employer on at least one prior occasion detailing negligent conduct by Employee and that negligent conduct (related to or similar to the conduct contained in the written notice) occurs after the Employer's receipt of written notice.

                           (iii)    The termination of the employment by
Employee for Good Cause (as defined). "Good Cause" shall be defined as (A) any material and adverse change in the position or duties of the Employee or (B) relocation of the primary office of Employer to a location over 60 miles from its current location (a "Relocation"). RailWorks agrees to reimburse Employee for reasonable moving expenses incurred in connection with the relocation of Employee following any Relocation of Employer.

                  2.2 Successive Terms. After the Initial Term, this Agreement shall continue upon a year-to-year basis (the "Successive Terms"; together with the Initial Term, the "Term") unless terminated by either the Employer or the Employee upon written notice to the other at least ninety (90) days before the expiration of the then current Term.
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                  2.3      Retirement. Notwithstanding the provisions of
Sections 2.1 and 2.2, Employee may retire upon reaching age 65, or any time thereafter, at his or her election, provided that Employee gives Employer and RailWorks six (6) months advance written notice of such election and the date of such retirement.

                  2.4 Termination During the Earn-Out. Capitalized terms used in this section but not defined herein shall have the meaning ascribed to them in the Stock Purchase Agreement dated January 7, 1999 between RailWorks, Employer and Employee. During any Annual Period in which the Employee is eligible to receive an Earn-Out Payment, Employee may be terminated pursuant to
Section 2.1(b)(ii)(B) hereof only if Employer's EBITDA for the full year preceding the termination was below the amount necessary for the Stockholders to receive an Earn-Out Payment of at least $450,000.

                  Section 3.        Compensation.

                  3.1 Term of Employment. Employer will provide Employee with the following salary, expense reimbursement and additional employee benefits during the term of employment hereunder:

                  (a) Salary. During the Initial Term, Employee will be paid a salary (the "Salary"), that shall be no less than $135,000 per annum, less deductions and withholdings required by applicable law. Thereafter, and during the Successive Terms, Employee will be paid a salary (the "Successive Terms Salary") determined in good faith negotiations between Employer and Employee. The Salary and Successive Terms Salary shall be paid to Employee in equal monthly installments (or on such more frequent basis as other executives of Employer are compensated). The Salary and Successive Terms Salary shall be reviewed by the Board of Directors of RailWorks on at least an annual basis and may be increased but not decreased as a result of such review.

                  (b) Performance Bonuses. In addition to the Salary and the Successive Terms Salary, the Employee shall have the right to receive from the Employer, and the Employer shall be obligated to pay to the Employee, a performance bonus (the "Performance Bonus") for each fiscal year during the term of this Agreement after the year ended December 31, 1998, equal to the aggregate amount determined by the bonus formulas delineated herein below. Any amount of a Performance Bonus required to be paid to the Employee for a fiscal year during the term of this Agreement shall be paid by the Employer in the first pay period of the Employer immediately following the finalization of the accounting audit for financial accounting purposes of the Employer for the preceding fiscal year but in all events by March 31 of the year immediately following the end of the fiscal year for which such Performance Bonus is attributable.

                  Employee shall have the option with regard to any amount due to him as part of the Performance Bonus, to direct RailWorks to make distribution of all or any part of such bonus to any employee or employees of Employer, or any entity established solely for the benefit of such employee or employees, as determined in the Employee's sole discretion. At least thirty

(30) days prior to the intent to direct such bonus, RailWorks shall advise the Employee in writing of the amount due the Employee under the bonus pool and the Employee shall have ten (10) days from such date in which to advise RailWorks in writing of his intent to distribute all or any portion of such bonus to any such person. In the event of such written notification, RailWorks hereby agrees to so distribute the bonus. Absent such written notification, the bonus shall be payable in full to the Employee as described herein.

                  The formulas to determine a Performance Bonus for any fiscal year during the term of this Agreement shall be as follows:

                           (i)      For each fiscal year of RailWorks, a
portion of the bonus pool (the "First Bonus Pool") as determined by the Board of Directors of RailWorks, as set forth in this section. The First Bonus Pool will consist of ten percent (10%) of pre-tax income (computed before performance or other periodic bonuses for any of the employees of RailWorks and any of its consolidated subsidiaries) on a consolidated basis for financial accounting basis based upon applying generally accepted principles and generally accepted auditing standards on a consistent basis. This bonus shall be calculated by the independent certified public accountant regularly employed by RailWorks (the "CPA") applying such generally accepted accounting principles and generally accepted auditing standards on a consistent basis. The Employer's portion ("Employer First Bonus Pool") of the First Bonus Pool shall be equal to the percentage of the Employer's contribution to the operating income of RailWorks, as determined by the CPA. Ten percent (10%) of the Employer First Bonus Pool (i.e., one percentage point of the First Bonus Pool) will be allocated by the Board of Directors of RailWorks to employees of RailWorks' corporate offices. Forty (40%) will be allocated to Employee. The remainder of the Employer First Bonus Pool shall be allocated as designated by the Board of Directors of Employer.

Plus

                           (ii)     For each fiscal year of RailWorks, a
portion of the bonus pool (the "Second Bonus Pool") as determined by the Board of Directors of RailWorks, as set forth in this section. The Second Bonus Pool for each fiscal year of RailWorks will consist of five percent (5%) of the excess of (a) the consolidated after tax net income of RailWorks and its consolidated subsidiaries for a fiscal year, computed by the CPA applying generally accepted accounting principles and generally accepted auditing standards on a consistent basis over (b) the Wall Street Estimate (as hereinafter defined) for such fiscal year. For purposes of this subsection
(ii)(b), Wall Street Estimate for a fiscal year shall mean the simple arithmetical average of the consolidated earnings per share estimates for a fiscal year of RailWorks and its consolidated subsidiaries in the possession of First Call on the Determination Date (as hereinafter defined), translated by the CPA into the equivalent consolidated after tax net income of RailWorks and its consolidated subsidiaries for such fiscal year. For purposes of this subsection (ii)(b), the Determination Date shall mean the date of this Agreement and thereafter shall be the first day of the fiscal year for which such computation applies. This bonus shall be calculated by the CPA applying such generally accepted accounting principles and generally accepted auditing standards on a consistent basis. The Employer's portion ("Employer Second Bonus Pool") of the Second Bonus Pool shall be equal to the percentage of the Employer's contribution to the operating income of RailWorks, as determined by the CPA. The Second Bonus Pool shall be allocated as designated by the Board of Directors of Employer.

                  (c) RailWorks' Stock Options. For each of the calendar years 1999, 2000 and 2001 RailWorks, shall grant Employee options to purchase one (1) share of Common Stock $.01 par value (the "Common Stock") of RailWorks for every $100 that the gross profit of RailWorks' track contracting operations west of the Mississippi River (other than Merit Railroad) exceeds the Target Gross Profit. Target Gross Profit shall mean gross profit of said territory calculated by RailWorks in accordance with GAAP, consistently applied, of $7,000,000 for 1999, $7,700,000 for 2000 and $8,470,000 for 2001. The exercise price for the shares of Common Stock shall be the average closing price of the Common Stock for the last ten (10) trading days of the year for which the options are being awarded. The options shall vest on the first anniversary of the date on which they are granted and shall expire on the tenth anniversary of such date. The options shall be deemed granted on the last day of the year for which the options are being awarded. The options are subject to the terms of the RailWorks 1998 Employee Stock Option Plan.

                  (d) Discretionary Bonus. The Board of Directors of Employer may, from time to time, award the Employee a discretionary bonus based upon such factors as the Board of Directors of Employer deems appropriate. The Employer shall have no entitlement to such a discretionary bonus until and unless so awarded by the Board of Directors of Employer.

                  (e) Vacation. Employee shall receive four (4) weeks vacation time per calendar year during the term of this Agreement in addition to customary holidays afforded employees of RailWorks. Any unused vacation days in any calendar year may not be carried over to subsequent years.

                  (f) Expenses. Employer shall reimburse Employee within thirty (30) days of its receipt of a reimbursement report from the Employee, for all reasonable and necessary expenses incurred by Employee at the request of and on behalf of Employer or RailWorks.

                  (g) Benefit Plans. Employee shall have the option of participating in such medical, dental, disability, hospitalization, life insurance, stock option and other benefit plans (such as pension and profit sharing plans) as Employer maintains from time to time for the benefit of other employees of RailWorks on the terms and subject to the conditions set forth in such plans.

                  3.2 Effect of Termination. Except as hereinafter provided, upon the termination of the employment of Employee hereunder for any reason, Employee shall be entitled to all compensation and benefits earned or accrued under Section 3.1 as of the effective date of termination (the "Termination Date"), but from and after the Termination Date no additional compensation or benefits shall be earned by Employee hereunder. Notwithstanding any of the foregoing, in the event that the employment of Employee is terminated by Employer pursuant to Section 2.1(b)(ii)(B) or 2.1(b)(iii), Employer shall pay as severance pay to Employee all remaining amounts due to Employee for the remainder of the Initial Term or the then current

Successive Term pursuant to Section 3.1(a), which payments shall be made when due in accordance with such section. The Employee and his eligible dependents shall be entitled to receive at the sole cost of the Employer the health insurance benefits generally made available to persons in similar positions within RailWorks for a period of six (6) months following the Termination Date (the "Continuation Period") and following such time period, the Employee shall be entitled to all rights afforded to him under the Federal Omnibus Reconciliation Act ("COBRA") to purchase continuation coverage of such health insurance benefits for himself and his dependents for the maximum period permitted by law, and the employee shall be deemed to have elected to exercise his rights under Cobra as of the first day of the Continuation Period.

                           (i)      Upon termination of this Agreement pursuant
to the provisions of Sections 2.1(b)(i), 2.1(b)(ii)(B) or 2.1(b)(iii) hereof, any stock grants or options previously awarded to the Employee, either by this Agreement or otherwise, shall fully and completely vest and the Employee shall be able to retain or obtain as the case may be, such stock, as though there was no vesting period or criteria of any kind or nature, with respect to such stock. If stock options have previously been awarded to the Employee, notwithstanding any terms and conditions of such award or any plan pursuant to which such stock options were awarded, the Employee or his authorized representative shall have (i) a period of three (3) months from the Termination Date to exercise any or all stock options that, as of the date of their grant, were intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and acquire for his own benefit the shares of stock covered by such stock options, and (ii) a period of one (1) year from the Termination Date to exercise any or all other stock options and acquire for his own benefit the shares of stock covered by such stock options.

                           (ii)     Upon termination of the Agreement pursuant
to the terms of Section 2.1 (b)(ii)(A) hereof, all granted but unvested, at the Termination Date, stock grants and/or options shall be forfeited upon such termination; provided that the Employee shall be able to retain or exercise any rights for a period of one (1) month after the Termination Date, notwithstanding the terms and provisions of such stock options awarded or the plan under which they were awarded, with respect to any shares of stock granted or shares of stock covered by stock options that have fully vested as of the Termination Date.

                  Section 4.        Noncompetition and Nonsolicitation During
Employment.

                  4.1 Definitions. For the purposes of this Section 4, the following definitions shall apply.

                  (a) "Company Activities" means the business of construction and maintenance of railway beds and tracks; construction and maintenance of elevated rail systems and structures; construction and maintenance of railway switching and signaling equipment, distributorships and supply in the field of rail and railway construction materials; distributorships and supply in the field of electromechanical controls for use in the railroad industry, namely, railway switching equipment and railway signaling equipment; and design for others in the field of railroad industry, namely, engineering design of rail and railway related structures and equipment.

                  (b) "Competitor" means any business, individual, partnership, joint venture, association, firm, corporation or other entity, other than the RailWorks or Employer or their affiliates or subsidiaries, engaged, wholly or partly, in Company Activities.

                  (c) "Competitive Position" means (i) having any financial interest in a Competitor, including but not limited to, the direct or indirect ownership or control of all or any portion of a Competitor, or acting as a partner, officer, director, principal, agent or trustee of any Competitor or (ii) engaging in any employment or independent contractor arrangement, business or other activity with any Competitor whereby Employee will serve such Competitor in any senior managerial capacity.

                  (d) "Confidential Information" means any confidential, proprietary business information or data belonging to or pertaining to RailWorks or Employer or their subsidiaries that does not constitute a "Trade Secret" (as hereinafter defined) and that is not generally known by or available through legal means to the public, including, but not limited to, information regarding RailWorks' or the Employer's or their subsidiaries' customers or actively sought prospective customers, acquisition targets, suppliers, manufacturers and distributors gained by Employee as a result of his employment with Employer.

                  (e) "Customer" means actual customers or actively sought prospective customers of RailWorks or Employer or their affiliates or subsidiaries.

                  (f) "Territory" means the United States of America west of the Mississippi River.

                  (g) "Trade Secrets" means information or data of or about RailWorks or Employer or their affiliates or subsidiaries, including but not limited to technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributees or licensees, information concerning RailWorks' or Employer's or their affiliates or subsidiaries' finances, services, staff, contemplated acquisitions, marketing investigations and surveys, that are not generally known to, and/or are not readily ascertainable by proper means by, other persons.

                  (h) "Work Product" means any and all work product property, data documentation or information of any kind prepared, conceived, discovered, developed or created by Employee for RailWorks or its subsidiaries or affiliates, or any of RailWorks' or its affiliates' clients or customers for utilization in Company Activities, not generally known by or not readily ascertainable by proper means by other persons who can obtain economic value from their disclosure or use.

                  4.2      Trade Name and Confidential Information.

                  (a) Employee hereby agrees that, except as required in the performance of his duties hereunder, with regard to each item constituting all or any portion of the Trade Secrets and

Confidential Information, at all times during the Term:

                           (i)      Employee shall not, directly or by
assisting others own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business conducted under any corporate or trade name of Employer or name confusingly similar thereto, without the prior written consent of RailWorks;

                           (ii)     Employee shall hold in confidence all Trade
Secrets and all Confidential Information and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate or otherwise communicate any Trade Secrets or Confidential Information, without the prior written consent of RailWorks; and

                           (iii)    Employee shall immediately notify RailWorks
of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware, Employee shall assist RailWorks, to the extent necessary, in the procurement or any protection of RailWorks' or Employer's rights to or in any of the Trade Secrets or Confidential Information.

                  (b) Upon the request of RailWorks or Employer, Employee shall deliver to Employer all memoranda, notes, records, manuals and other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, pertaining to the performance of Employee's services hereunder or RailWorks' or Employer's business or containing Trade Secrets or Confidential Information, whether made or complied by Employee or furnished to Employee from another source by virtue of Employee's employment with Employer.

                  (c) To the greatest extent possible, all Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. " 101 et seq., as amended) and owned exclusively by Employer. Employee hereby unconditionally and irrevocably transfers and assigns to Employer all rights, title and interest Employee may have in or to any and all Work Product, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. Employee agrees to execute and deliver to Employer any transfers, assignments, documents or other instruments which Employer may deem necessary or appropriate to vest complete title and ownership of any and all such Work Product, and all rights therein, exclusively in Employer.

                  4.3      Noncompetition.

                  (a) The parties hereto acknowledge that Employee is conducting Company Activities throughout the Territory. Employee acknowledges that to protect adequately the interest of Employer in the business of Employer it is essential that any noncompete covenant with respect thereto cover all Company Activities and the entire Territory.

                  (b) Employee hereby agrees that, during the Term and for period of one year thereafter, Employee will not, in the Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position with Employer. Employee shall notify Employer promptly in writing if Employee receives an offer of a Competitive Position during the Term, and such notice shall describe all material terms of such offer.

                  Nothing contained in this Section 4 shall prohibit Employee from acquiring not more than five percent (5%) of any Competitor, or from acquiring any percentage of any company which is non-competitive with RailWorks, whose common stock is publicly traded on a national securities exchange or in the over-the-counter market.

                  4.4 Nonsolicitation. Employee hereby agrees that Employee will not, during the Term and for a period of one year thereafter, either directly or indirectly, alone or in conjunction with any other party:

                  (a) solicit, divert or appropriate or attempt to solicit, divert or appropriate, any Customer for the purpose of providing the Customer with services or products competitive with those offered by RailWorks during the Term, or

                  (b) solicit or attempt to solicit any officer, director, employee, consultant, contractor, agent, lessor, lessee, licensor, licensee or supplier of RailWorks or Employer or other personnel of Employer or any of its subsidiaries to terminate, alter or lessen that party's affiliation with RailWorks, Employer or such subsidiary or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and RailWorks or Employer.

                  4.5 Binding Arbitration. The parties shall refer any dispute as to whether or not the Employee has violated the provisions of this
Section 4 to a mediator and, in the event that mediation is unsuccessful, such dispute shall be resolved by binding arbitration before one arbitrator selected by, and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The cost of the mediator and, if necessary, the arbitrator and all other costs of the mediation and, if necessary, the arbitration shall be split equally between the Employee and the Employer, except for attorneys fees which shall be paid by the party employing such attorney.

                  Section 5.        Miscellaneous.

                  5.1 Severability. The covenants in this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other contract between Employee and Employer. Any claim that Employee may have against Employer shall not constitute a defense to enforcement by Employer of this Agreement.

                  5.2 Survival of Obligations. The covenants in Section 4 of this Agreement shall survive termination of Employee's employment, except in the case of termination of this Agreement pursuant to the provisions of Sections 2.1 (iii) hereof, in which case they shall terminate also and have no further force or legal effect as of the Termination Date.

                  5.3 Notices. Any notice or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered in person or by courier, by telecopy transmission or sent by any express mail service, postage or fees prepaid at the following addresses:

                           Employer

                           c/o RailWorks Corporation
                           1104 Kenilworth Drive, Suite 301
                           Baltimore, Maryland 21204
                           Attention:    John G. Larkin
                           Telecopy No.: (410) 825-6920

                           Employee

                           Robert D. Wolff
                           1525 Beck Street
                           Salt Lake City, Utah

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

                  5.4 Binding Effect. This Agreement inures to the benefit of, and is binding upon, Employer and their respective successors and assigns, and Employee, together with Employee's executor, administrator, personal representative, heirs, and legatees.

                  5.5 Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement supersedes and terminates all prior employment and compensation agreements, arrangements and understandings between or among Employer and Employee, except for the rights and obligations of the parties under the Stock Purchase Agreement dated January 7, 1999, which rights and obligations shall not be diminished by any portion of this Agreement. In the case of any conflict between this Agreement and the Stock Purchase Agreement, the latter agreement shall take precedence. This Agreement may be modified only by a written instrument signed by all of the parties hereto.

                  5.6 Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Maryland without regard to the conflicts of law provisions thereof. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

                  5.7 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  5.8 Specific Performance. Each party hereto hereby agrees that any remedy at law for any breach of the provisions contained in this Agreement shall be inadequate and that the other parties hereto shall be entitled to specific performance and any other appropriate injunctive relief in addition to any other remedy such party might have under this Agreement or at law or in equity.

                  5.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


                         [Signatures on following page]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                      MIDWEST RAILROAD CONSTRUCTION AND
                                      MAINTENANCE CORPORATION OF WYOMING



                                      By: /s/ Robert D. Wolff
                                         --------------------------------------
                                      Name:   Robert D. Wolff
                                      Title:  Chief Executive Officer


                                      RAILWORKS CORPORATION



                                      By: /s/ Michael R. Azarela
                                         --------------------------------------
                                      Name:   Michael R. Azarela
                                      Title:  Executive Vice-President



                                      /s/ Robert D. Wolff
                                      -----------------------------------------
                                      ROBERT D. WOLFF